                                                     Filed Pursuant to Rule
                                                     424(b)(2) file No.333-75717

             [LOGO OF ENERGY LIBERTY UNLIMITED, INC. APPEARS HERE]


                       3,000,000 Shares Of Common Stock

    This is our initial public offering of common stock. The offering price is $17 per share and a minimum of 100 shares must be purchased. No public market currently exists for the shares of Energy Liberty Unlimited, Inc. (ELU) common stock.

Investing in the common stock involves a high degree of risk. See "Risk Factors" on page 3.

----------------------------------------------------------------------------------------------
Pricing Table                                           Price           Sales     Proceeds  To
                                                      To Public      Commission         ELU
----------------------------------------------------------------------------------------------
Per Share .....................................    $      17.00    $       1.70   $      15.30

Minimum Purchase 100 Shares ...................    $    1700.00    $     170.00   $    1530.00

Total Maximum .................................    $ 51,000,000    $  5,100,000   $ 45,900,000


    ELU officers and directors are selling the shares without compensation. However, the sales commission column in the above table reflects the fact that ELU may engage one or more licensed broker dealers as selling agents for agreed upon commissions not to exceed ten percent. The proceeds column reflects proceeds to ELU before deducting offering expenses estimated to total $255,000 which is .5% of gross proceeds in the case of the maximum offering. There are no arrangements to place the funds in an escrow, trust, or similar account. These securities are being sold on a direct participation, no minimum amount basis. The offering will end April 7, 2000 if not updated by amendment or terminated sooner.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.


           The date of this prospectus is October 7, 1999

                               Table Of Contents

Risk Factors                                                                  1
Dilution                                                                      2
Plan Of Distribution                                                          3
Use Of Proceeds                                                               4
Plan Of Operation                                                             5
Description Of Business                                                       7
More Information                                                             10
Management                                                                   11
Remuneration Of Management                                                   13
Security Ownership Of Management                                             13
Interest Of Management And Others In Certain Transactions                    14
Securities Description                                                       14
Transfer Agent                                                               15
Legal Matters                                                                15
Financial Statements                                                        F-1
Subscription Agreement                                                      A-1

                                 Risk Factors

     An investment in our common stock involves a high degree of risk. In addition to the other information contained in this prospectus, you should carefully consider the following risk factors and other information in this prospectus before investing in our common stock.

Because we have a very limited history, we may not be able to successfully manage our business or achieve profitability.

     ELU is newly organized and dependent on the proceeds of this offering to market its products. Limited sales started in May 1999 but may not be sufficient to generate the funds necessary for continued operations. Accordingly, an investment in ELU's shares is highly speculative and is only suitable for an investor who recognizes the high risks involved, has no need for liquidity, and who can afford a total loss of the investment.


Our success depends on our ability to retain Chuck Harder because of access to customers.

     ELU is dependent on the services of it's principal officers and directors particularly Charles E. Harder, Chairman. Charles (Chuck) Harder hosts, produces, and distributes a recognized consumer oriented talk radio program whose audience is, in management's opinion, uniquely responsive to the need for ELU's products. Since ELU is in the development stage, any loss of this key manager and thereby loss of access to important potential customers in the listening audience would have a materially adverse impact on ELU.


Strong likelihood that we will not receive the maximum proceeds so our equipment purchases will be below plan.

     ELU's lack of operating activity will very likely preclude the receipt of the maximum proceeds of the offering. These proceeds are necessary to fund the planned purchase and resale of power equipment. Since limited sales of ELU's information package have started but are not sufficient and are not expected to be sufficient to fund the purchase of energy independent equipment, a reduced level of equipment purchases from planned levels is likely to occur.


No minimum offering amount may result in inadequate funding even for minimal ELU purchases and promotion.

     There is no minimum amount of offering proceeds in connection with this offering of common stock. As a result, the total proceeds may not be sufficient to even fund ELU's minimal plan to purchase equipment for resale to it's customers nor fund the promotion of its current products.

This is a direct participation offering which likely will take longer and incur more risk than an underwritten offering.

     Since the offering is being made by officers of ELU rather than underwritten by established underwriters, the offering will require additional time and effort and may result in less success than otherwise would result.

We may need additional financing but it may not be available for ELU's needs.


     Sufficient funding may not be available from this offering for ELU's development and operational needs. If ELU requires additional financing, it may seek it through bank borrowing, debt, or other equity financing, or otherwise. Financing may not be available on acceptable terms, if at all. ELU does not presently have a credit line available with any lending institution or equipment supplier. Any additional equity financing may involve the sale of additional shares of common stock on terms that have not yet been established. These terms may or may not be more favorable than those in this offering and any future sales of securities may or may not result in dilution to the investors in this offering.


All of our outstanding shares are restricted from immediate resale but may be sold into the market in the future. This could cause the market price of our common stock to drop significantly, even if our business is doing well.

     After this offering, we will have outstanding 8,000,000 shares of common stock assuming all shares are sold. This includes the 3,000,000 we are selling in this offering, which may be resold in the public market immediately. The remaining 62.5%, or 5,000,000 shares, of our total outstanding shares as of June 30, 1999 will become available for resale in the public market beginning in March, 2000. Assuming that a public market does develop, as the restriction on resale ends, the market price could drop significantly if the holders of those restricted shares sell them or are perceived by the market as intending to sell them.

                                   Dilution


     As of June 30,1999, the aggregate net tangible book value (deficit) of ELU's common stock was $(53,651). The net tangible book value (deficit) per share as of June 30, 1999 was $(0.01). Net tangible book value per share is calculated by dividing the tangible net worth of ELU, which is total tangible assets less total liabilities, by the number of shares of common stock outstanding.

     Giving effect to the sale by ELU of 3,000,000 shares of common stock in this offering at the offering price of $17.00 per share and after deducting offering expenses, the pro forma net tangible ELU book value as of June 30, 1999, would have been $45,591,349 or $5.70 per share. This represents an immediate increase in the net tangible book value of $5.71 to existing stockholders and an immediate dilution of $11.30 per share to the new investors purchasing the shares offered at the public offering price.

The following table illustrates the per share dilution to the new investors:


Maximum Subscriptions                                              Amount

Offering price per share.                                        $     17.00

Net tangible book value (deficit) before offering.               $(53,651.00)

Net tangible book value (deficit) per share before the offering. $      0.01)

Increase in net tangible book value per share attributable to
the cash payment by new investors.                                  $  5.71

Pro forma net tangible book value per share after offering          $  5.70

Dilution per share to new investors.                                $ 11.30


    The following table summarizes on a pro forma basis as of June 30, 1999, the number of shares of common stock purchased from ELU and the total consideration paid by existing stockholders and by new investors in this offering based on, in the case of new investors, an offering price of $17.00 per share.

Outstanding Shares Of Total Authorized 100,000,000

                          At Maximum Subscription        Shares Purchased         Consideration
                                   Number              Percent         Amount         Percent
------------------------------------------------------------------------------------------------
Officers, & Directors:           5,000,000.             62.5%    $       500.          0%
New Investors:                   3,000,000.             37.5%    $45,900,000.        100%
------------------------------------------------------------------------------------------------
Total:                           8,000,000.              100%    $45,900,500.        100%

                             Plan Of Distribution


     The shares are being offered at an offering price of $17 per share and an investor must purchase a minimum of 100 shares. The shares are being sold on a direct participation basis, subject to no minimum offering proceeds, up to a maximum of 3,000,000 shares. The offering expires on April 7, 2000, unless terminated sooner. A current prospectus will be available so long as the offering is continued, which will be at ELU's discretion. The shares are being offered by ELU through its Chairman, Charles Harder and President, Mark Warner who will not receive compensation therefor.

     The price at which the shares are offered has been arbitrarily set by ELU's management, and has no relationship to the book value per share, current earnings of ELU, or other generally accepted measurement of value. No securities are to be offered for the account of any existing shareholder.

     ELU plans to seek the support of NASD member firms which are recognized market makers with the intention of obtaining their assistance in the creation of a viable market in ELU's securities for the benefit of its shareholders. In this regard, ELU may employ one or more finders to assist with introductions to appropriate market makers, for which such finders would be paid finders fees commensurate with current market practices. No such finders have been identified, nor have any proposed terms of their engagement been determined.

     Under Rule 15c2-11 under the Securities Exchange Act of 1934, broker-dealers acting as market makers are required to have certain current information about ELU before they can make a market and thereafter as they continue making a market in its common stock. ELU will furnish periodically to broker-dealers the information specified in Rule 15c2-11 if not contained in reports filed with the Securities and Exchange Commission in order to enhance such firms' ability to make a market in ELU's stock.

     The purchase price paid by investors must be wired or mailed directly to ELU by check or money order payable only to: "Energy Liberty Unlimited, Inc." as stated in the enclosed subscription agreement. The proceeds from the sale of the shares will be transmitted to an ELU bank account by noon of the business day following receipt. The shares are offered subject to prior sale and ELU reserves the right to reject any offer in whole or in part, or to accept subscriptions in any order, for any reason. Within thirty days, ELU will send to subscribers by U.S. mail signed copies of the subscription agreement and common stock certificates.

                                Use Of Proceeds

     ELU will use the proceeds primarily for the volume purchase and resale to individuals of alternative energy related equipment. In light of the fact that this is a direct participation offering and the lack of an ELU operating history, it is likely that ELU will not receive all of the proceeds of the offering. Therefor, the following table illustrates the use of proceeds assuming 25%, 50%, 75%, and 100% of offering proceeds are received. Dollar amounts are in thousands.

                           25% of           50% of             75% of         100% of
Category                 Offering    %     Offering     %    Offering   %    Offering   %
------------------------------------------------------------------------------------------
Offering Proceeds          12,750           25,500            38,250          51,000
------------------------------------------------------------------------------------------
Equipment Inventory         7,782   61        16,395   64     25,088   66     35,033   69

Administration              1,338   11         2,040    8      2,542    7      2,542    5

Commissions                 1,275   10         2,550   10      3,825   10      5,100   10

Management Salaries         1,080    8         1,710    7      1,950    5      1,950    4

Sales and Promotion           456    4         1,020    4      1,530    4      2,040    4

Fulfillment Expansion         437    3         1,020    4      2,295    6      3,060    6

Offering Expenses             255    2           255    1        255    0        255    0

Engineering                   127    1           510    2        765    2      1,020    2
                           ------  ---        ------  ---     ------  ---     ------  ---
Total                      12,750  100        25,500  100     38,250  100     51,000  100

     Additional information about the preceding table is as follows:


 .    Equipment inventory requirements include, for example, stocks of solar panels, inverters, generators, batteries, water pumps, etc.

 .    Administration relates to middle management and clerical support for three years and includes finance, accounting and employee benefits. It includes, for example, three senior administrators if 25% of the offering is received and up to five if 100% is received. No determination has been made regarding ELU's current employee and independent contractor, and ELU has no current plans, arrangements, commitments or understandings regarding the future compensation of anyone.

 .    Commissions relates to sales commissions if ELU engages licensed broker dealers as selling agents for the offering.

 .    Management salaries are executive and senior management salaries for three years including, for example, an addition of two executive managers if 25% of the offering is received and up to four executive managers if 100% is received.

 .    Sales and promotion includes advertising, sales promotions, trade shows, and related activities.

 .    Fulfillment expansion relates to increased fulfillment capability including, for example, storage and warehouse capacity, order processing communications equipment, phone center operators, etc.

 .    Offering expenses include expenses totaling approximately $255,000 for filing, accounting and legal fees, printing, travel, postage, delivery, miscellaneous, lodging, phone, promotion, blue sky, internet promotional development.

 .    Engineering includes system design, help desk support, and new feature development.


     To the extent revenues may cover certain of the expenses shown, then such amounts will be utilized to increase marketing and order fulfillment capability. Pending the actual use of proceeds for the stated purposes, the proceeds will be invested in short term, investment grade securities.

                               Plan Of Operation


     ELU has developed an information package which describes what is involved in making a single family residence function independently from outside utilities. ELU has also developed house plans which incorporate independent operation features at low cost. The plan over the next twelve months is to promote the sale of the information package, the house plans, and the equipment necessary for energy independent homes primarily by radio advertising. This includes advertising on the Talk America Radio Network (Talk America) and the American Community Oriented Radio Network (ACORN) which is a subsidiary of Peoples Network, Inc.(PNI). ELU Chairman Chuck Harder is a founder of PNI and hosts and produces the For The People(R) radio program which is furnished to these radio networks in exchange for advertising time. While other promotion methods will be used and may include print, television, and the internet, it is management's opinion based on listener response that the audience for Talk America and PNI is quite receptive to the products offered by ELU for energy independent residences because the programming is extensively consumer issue and news oriented rather than entertainment oriented.

     It is expected that some of the purchasers of ELU's information package will subsequently purchase house plans while others will use the information to modify their existing residences. In both instances, ELU also plans to make available the power equipment and components typically necessary to achieve independence from outside utilities regardless of whether used for new construction or existing homes.

     The primary use of the proceeds of this offering is to enable ELU to buy power related equipment and components for resale. If the maximum offering is achieved, it is not expected that further funding will be required in the next twelve months. However, if the maximum offering is not achieved, ELU's ability to deliver merchandise will be restricted because less funding will be available to buy equipment for resale. ELU operations can and are expected to be scaled up only to the level allowed by the amount of funding received. Additional funding may be necessary in the next twelve months depending on the results of this offering. Revenue from the initial sales level for information packages and house plans is expected to be sufficient to allow ELU to continue operations but only at the current very minimal level of activity. This level will not likely be sufficient to eliminate ELU's going concern qualification contained in its financial statements. However, by utilizing proceeds from the offering for advertising as well as equipment, sales are expected to increase thereby relieving the going concern qualification.

     Initially, ELU sales are being processed and filled using the services of ACORN which has an established order processing capability in addition to its radio network. Equipment orders also will be processed by ACORN using both their order processing and warehouse capabilities for the equipment which ELU must purchase in quantity. For equipment which can be shipped directly to the customer, such as domestically manufactured equipment, only the order processing service would be used.

     In the next twelve months, management plans to:

 .    promote the sale of its information package, residential plans, and equipment primarily through radio,

 .    negotiate equipment contracts in sufficient volume and do so promptly in order to take advantage of the increasing demand for alternative energy equipment,

 .    continue to research, through contacts in the solar alternative energy industry, equipment components and innovations to be tested in a facility available to ELU, with the intent of offering them to both new and existing customers,

 .    when it becomes necessary, invest in increased order fulfillment capacity such as more storage and warehouse space, order processing communications equipment and services, computers, phones, etc.

 .    as necessary and feasible, increase the number of employees commensurate with specific growth in the operations of ELU, such as order center operators. It is anticipated that, based initially on percent of funding received, there will be additional employees in marketing, research and testing, and administrative support.

                           Description Of  Business

Energy Liberty Unlimited, Inc. (ELU)

     ELU is a new company formed to offer

 .    an information package about building and operating alternative energy source homes,

 .    sets of engineered house plans in various styles for building such homes,
     and

 .    the related equipment and components to enable ELU customers to construct and equip homes which operate without dependence on commercially available utilities including electricity and water.

     ELU is a development stage company with no operating history and no revenues through it's fiscal year ended March 31, 1999. Limited sales of the information package started in May and through June, 357 packages had been sold. While ELU does not yet have offices, the address is P.O. Box U, White Springs, Fl. 32096, the telephone number is 904-303-2200, and web address is energyliberty.com. Information contained in our web site is not part of this prospectus.

ELU History

     ELU was incorporated in Florida on December 17, 1998. Earlier in 1998, two of ELU's founders constructed a test and demonstration facility at no cost to ELU. The facility was used to test the basic performance of a variety of items of power and water equipment and components made by others, coordinate the equipment operation, and create residential designs incorporating the equipment as well as achieve minimum cost for all components. While not designed to generate laboratory level performance data across comprehensive samples of each manufacturers product lines, the facility was employed to check for basic performance, in accordance with manufacturers designed use, in order that useful information could be gathered for inclusion in the ELU book and video information package. Limited sales of ELU's soft cover book and video information package started in May, 1999. The $49.95 information package describes ELU's designs for energy self-sufficient residences and describes the equipment necessary for achieving such self sufficiency.

Demand For Energy Self -Sufficient Affordable Residences

     In the opinion of management, a substantial market exists for relatively affordable single family residences which provide for the energy self sufficient operation of the residences. While market data is not readily available at reasonable cost or otherwise, it is management's experience that there exists a significant demand for home plans and integrated utility systems which insulate the owner from expected substantial increases in energy costs and potentially questionable energy availability. The market includes a substantial number of baby boomers for whom affordable retirement is becoming a significant concern particularly given the decline in savings rates for many families and individuals.

     In addition, affordable housing is an important concern for those affected by the significant downsizing trends experienced by numerous categories of workers in the labor market.

The trends in utility costs and particularly those resulting in increases in electricity costs are expected to contribute significantly toward increased demand for residences which operate independently of the established power distribution system. ELU plans to meet the expected demand by expanding its operation to the maximum extent allowed by the proceeds of the offering. If the maximum offering is achieved, ELU will be able to significantly scale up its level of operation providing information to its customers about the nature and cost of energy self sufficient homes, sale of plans which the customer can use to build the home, and sale of equipment needed to make the residence energy independent.

Product

     The ELU information package includes both home design information and information about equipment manufactured by others whereby the customer may

 .    become informed about a diverse body of knowledge regarding the basic function and expected cost of the essential elements of alternative utility systems for low cost residential use,

 .    order plans to build a cost effective residence which functions independently of all public and private utilities,

 .    use the information to modify an existing residence to function independently, and

 .    contact ELU regarding availability of the equipment including, for example, solar panels and generators.

     Engineered ELU house plans are $299.95 per set. In the opinion of management, ELU's home designs have significant economic, security and reliability advantages over traditionally designed and equipped single family residences. In addition to energy efficient residential designs, the ability to operate the residence without connection to any electric, water, or other utility provides a security and reliability advantage over traditional design whereby the home is typically totally dependent upon the uninterrupted provision by others of electricity, water and other utilities.

     In addition to offering residential plans and related equipment information, ELU plans to obtain for resale at competitive prices the related equipment manufactured by others which is needed by ELU's customers for energy independence but which may not be locally available. The equipment includes solar panels, inverters, and batteries as well as propane powered electric generators, wind powered generators, and elevated gravity fed water storage equipment, as examples. In light of the large number of suppliers and the variety of equipment and components, ELU is not dependent on one or a small number of suppliers, and raw materials are readily available.

Competition

     The industries in which ELU plans to compete include energy independent residential living, residential home plans, and the alternative power equipment industries - each is highly competitive. There are numerous other companies which have substantially more resources and experience. This includes regional and local developers, home builders, equipment suppliers, and existing energy independent living information suppliers. While ELU is not selling building materials because these materials are expected to be purchased locally by ELU customers, the power and water equipment is available to them directly from the manufacturers and through established distributors. A number of companies manufacture and sell the variety of alternative energy equipment and components ELU plans to sell to its customers, and ELU may not be able to successfully compete based on price and availability.

     However, we are not aware of any direct competitors who integrate the systems into a complete package of information whereby the customer avoids the extensive research required to independently obtain the information necessary to build an energy independent residence. ELU intends to compete by offering a unique product to an existing market of individuals and their families reached by means of established radio networks. ELU is the only source we are aware of which provides ready to build solar and energy efficient house plans for $299.95.

Marketing

     ELU's marketing efforts include use of the established advertising capabilities of ACORN and it's distribution of Chuck Harder's For The People(R) radio program both directly and by means of over one hundred radio stations utilizing Talk America. Talk America offers talk programming twenty four hours per day seven days per week and was founded in 1992. Mr. Harder broadcasts consumer advocacy programming and over a number of years has established a significant listening audience. Advertising time is utilized to reach a sizeable and well established audience which, in the opinion of management, is an audience particularly interested in both a cost effective and a secure residential environment for themselves and their families.

     In addition to radio, ELU plans to expand its internet web site to provide information and methodologies whereby alternative energy equipment, components and supplies may be efficiently purchased by means of the internet. In light of the expected nature and sources of ELU's customers, it is not expected that ELU will be dependent on one or a few major customers.

Distribution

     ELU is utilizing the established fulfillment services of ACORN to process orders for ELU's products. Services include providing toll-free in-bound telephone service for the United States and Canada, order processing including telephone, mail and fax, phone center representatives to answer questions, credit card processing, warehousing, shipment by USPS, UPS and FedEx, and sales tax collection and remittance.

In exchange for such services, ACORN receives a publishing industry standard 40% of the retail price of ELU's information package which in the opinion of management is comparable to services otherwise available. It is expected that the initial sale of alternative energy equipment and components will also utilize the services of ACORN. However, ACORN services and compensation for equipment fulfillment services will be negotiated on a case-by-case basis because of

 .    the variety of types of equipment,
 .    the numerous manufacturers, and
 .    the fact that in some instances the equipment may be shipped directly from the manufacturer to the customer.

Intellectual Property

     ELU has integrated existing residential construction technology and alternative energy technology to create the design of the residential plans offered to its customers. ELU owns all intellectual property created and business and technical solutions developed are being treated as proprietary. ELU does not hold any patents or own any licenses. ELU has a trademark application pending for the Energy Liberty mark which was filed on April 12, 1999.

Regulatory Affairs

     ELU's products are subject to regulatory review for safety, performance and other requirements applicable to the manufacturer of the individual equipment item. Since ELU does not modify any equipment item and each is used in the manner intended by the manufacturer, no further regulatory review applicable to ELU is necessary and the manufacturer's warranty, if any, continues on to the end user. Regarding environmental laws, ELU does not anticipate significant compliance costs or effects on its operations. However, to the extent that ELU sales promote the use of solar power equipment, which is an integral part of the energy independent design, the environmental effect could be beneficial to the extent that such use diminishes any adverse effects of fossil fuel consumption.

Employees

     ELU has one employee and one of the founders working on an independent contractor basis.

Description Of Property

     ELU's property consists of office equipment, and in order to conserve limited resources, ELU does not yet have offices; however, a minimal office facility is provided by a stockholder at no cost to ELU.

                               More Information


     ELU has filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to this offering. The prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules, as permitted by the rules and regulations of the Commission. For further information about us and the securities offered, reference is made to the registration statement. The registration statement and exhibits and schedules may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. Copies of materials may be obtained at prescribed rates by writing to the Commission's Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Our registration statement as well as any reports to be filed under the Exchange Act can also be obtained electronically after we have filed these documents with the Commission through a variety of databases, including among others, the Commission's Electronic Data Gathering, Analysis and Retrieval program, Knight-Ridder Information, Inc., Federal Filing/Dow Jones, Lexis/Nexis and the Commission's web site (http://www.sec.gov).

     Prior to this offering, ELU has not been a reporting company under the Securities Exchange Act of 1934. After this offering, ELU intends to furnish to its stockholders annual reports, which will include financial statements audited by independent accountants, and other periodic reports as ELU may determine to provide or as may be required by law.

                                  Management

Directors

     At the present time, the ELU board of directors consists of seven members:

Charles E. (Chuck) Harder, age 55, is a founder and Chairman of ELU. He started his career in radio broadcasting at age 14 and later worked at commercial radio stations in Chicago, Tampa, and New York. He worked on-air for NBC Talknet and founded the Sun Radio Network and PNI. Mr. Harder also has a background in franchising, retailing and distribution as a result of his relationship with Freedom Satellite Systems of Tampa, Florida which had owned or franchised 16 retail stores in the mid 1980's. He has worked with consulting engineers to design, build and rebuild radio broadcast stations. He oversaw the rebuilding of WNSI, a 50,000 watt four tower AM station in Jacksonville, Alabama, has rebuilt WFVR, a 5,000 watt station in Valdosta, Georgia, and built a 2,100 watt facility in the Orlando, Florida area. Further, he planned and supervised construction of a satellite uplink licensed in 1998. Mr. Harder has also hosted a national TV show and currently produces and hosts the For The People(R) daily radio talk show syndicated by PNI on Talk America and to ACORN for distribution to other affiliated radio stations. Mr. Harder also spent much of his time in the study of alternative and solar energy starting with the time period during which President Carter began an initiative for the development and implementation of alternative energy. Mr. Harder founded the non-profit PNI in 1987 and has been President of PNI since 1987.

Mark V. Warner, age 54, is a founder and President of ELU. From 1996 to 1998, Mr. Warner was Controller for the United Broadcasting Network, and from 1989 to 1996 was a financial consultant to small businesses. From 1984 to 1989 he was Vice President, Finance for Mnemonics, Inc. a computer systems government contractor. Mr. Warner was a Branch Chief with the National Aeronautics & Space Administration (NASA) at the Kennedy Space Center from 1980 to 1984. From 1977 to 1980 he was Vice President, Finance for the Rovac Corporation, a publicly held research and development company. From 1967 to 1968, Mr. Warner was a financial analyst with the Securities & Exchange Commission (SEC). On military leave from the SEC, Mr. Warner served from 1968 to 1970 with the U.S. Army Finance Corps as a data processing instructor, and returned to the SEC as a senior financial analyst from 1970 to 1977. Mr. Warner received his B.S. in Business Administration from the University of Florida, Gainesville, Florida and his MBA in Finance and Investments from the George Washington University, Washington, D.C.

Douglas 0. Perreault, CPA, age 36, is a founder and director of ELU. In April 1997, Mr. Perreault began serving as the chief executive officer and the chief financial officer of ACORN, a wholly-owned subsidiary of PNI. From April 1995 to April 1997, Mr. Perreault served as chief financial officer of TRADEex Electronic Commerce Systems, Inc., a multi-national provider of commerce management solutions software.

From November 1987 to April of 1995, Mr. Perreault was employed in the public practice of accounting. Mr. Perreault has been a certified public accountant since October 1984 and has been a member of both the American Institute of CPA's and the Florida Institute of CPA's for over ten years. Mr. Perreault received his B.S. in Accounting from the State University of New York, College of Arts and Science, Plattsburgh, and is currently following the MBA program at the University of South Florida.

Dianne Mayfield-Harder, age 54, is a founder, board member and Secretary Treasurer of the company and has been Secretary Treasurer of PNI since 1987. Mrs. Mayfield-Harder was educated in accounting and worked for years for the Tampa Sports Authority which operates the Tampa Stadium in Florida. Mrs. Mayfield-Harder had several duties including the accounting for three municipally owned golf courses. In 1987 she became comptroller for Sun Radio Network.

In 1989 she was financial manager for PNI, which grew from a garage in Cedar Key, Florida to operating the historic three story 40 room Telford hotel which housed the PNI broadcast center in White Springs, Florida. Her duties included oversight of a 4.9 million dollar yearly budget and approximately 100 employees. Dianne Mayfield-Harder is the wife of Charles Harder and they have been married for 16 years.

Daniel Donaldson, age 44, is a founder and director of ELU and is responsible for the construction and testing of the test facility used by ELU. He served in the U.S. Army Corps of Engineers, and for the last 25 years has worked in all phases of the construction industry from residential to commercial. For 4 1/2 years he was the building construction manager at the Telford Hotel in White Springs, Fl. of which two years were also devoted to hosting the Helpful Handyman radio talk show. In 1988 Mr. Donaldson established The Creative Carpenter interior trim and cabinet business and is currently taking classes to acquire his state certified builders contractors license.

Darlene Stewart, age 36, is a board member and since 1997 has been in charge of graphic design and production with ACORN. From 1990 to 1996 she was employed by PNI as general manager at the Telford Hotel. She has completed college graphics and art courses and was in charge of start-up of several departments at PNI including a national newspaper, hotel, and dining operations. Subsequently she worked for other firms including Super-Cuts haircutting system and located and opened retail hair salons for Super-Cuts. Her skills are in graphics and presentation of products and services for retailing and presentation to the public. Darlene Stewart is the daughter of Dianne Mayfield-Harder.

Noel Jacoby, age 57, is a board member and a Professor of Economics at Lake City Community College, Lake City, Florida. He has taught for twenty five years and also has had many other positions in the private sector in real estate, insurance, production, publication and purchasing.

Executive Officers

     At present, the ELU executive officers consist of its directors, mentioned above, Charles E. Harder, Chairman, Mark V. Warner, President, and Dianne Mayfield-Harder, Secretary Treasurer. It is anticipated that additional officers will be added.

Remuneration Of Management

     The ELU current policy is that directors serve without compensation. However, in the future, it may be in ELU's best interests to compensate directors in a manner that will attract the most qualified people to serve on the board. To date the officers have served without compensation and none is being accrued. ELU's management will determine when it is in the best interest of the company to compensate officers.

Persons Nominated Or Chosen To Become Directors

     At the present time, no other person, other than those listed above, has been chosen or nominated to become a director of ELU.

Certain Legal Proceedings

     ELU is not aware of any legal proceedings within the last five years against any director, officer, significant employee, or candidate for any such position involving a petition under the Bankruptcy Act or any State insolvency law or of any receiver, fiscal agent or similar officer appointed by a court for the business or property of such person or any partnership in which he was general partner or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing; nor is ELU aware of any of the above-mentioned persons being convicted in a criminal proceeding.

                       Security Ownership Of Management

     The following table sets forth certain information regarding beneficial ownership of ELU's common stock as of June 30,1999 with respect to each director and officer and any person who is known to ELU to be the beneficial owner of five percent or more of ELU's outstanding common stock. Also set forth in the table is the beneficial ownership of all shares held by all directors and officers, individually and as a group.

---------------------------------------------------------------------------------------
Name And Address                        Shares Owned      Percent       Percent After
Of Owner                              Before Offering                  Maximum Offering
---------------------------------------------------------------------------------------
Charles E. Harder                       1,000,000           20.0%           12.5%
Director, Chairman
P.O. Box U
White Springs, Fl 32096

Dianne Mayfield-Harder                  1,000,000           20.0%           12.5%
Director, Secretary, Treasurer
P.O. Box U
White Springs, Fl 32096

Mark V. Warner                          1,000,000           20.0%           12.5%
Director, President
P.O. Box U
White Springs, Fl 32096                        13

Douglas Perreault                      1,000,000         20.0%         12.5%
Director
P.O. Box U
White Springs, Fl 32096

Dan Donaldson                          1,000,000         20.0%         12.5%
Director
P.O. Box U
White Springs, Fl 32096
---------------------------------------------------------------------------
Subtotal (5 officers and directors)    5,000,000        100.0%         62.5%
New Shareholders                       3,000,000           --          37.5%
   From Offering
---------------------------------------------------------------------------
Total                                  8,000,000        100.0%        100.0%

     Within the knowledge of ELU, no other person holds or shares the power to vote or direct the voting of securities described. No other person holds shares or the power to vote 5% or more of ELU's voting securities.


           Interest Of Management And Others In Certain Transactions

     All transactions during the previous two years and any presently proposed transaction to which ELU is a party in which any person having a relationship with ELU has a direct or indirect material interest are the following transactions, and no others: ELU's fulfillment services are initially being provided by ACORN which is a wholly owned subsidiary of PNI. ACORN provides telephone and mail order support services to PNI and others as well as owns radio stations and satellite uplinks to distribute the For The People(R) program produced by PNI. PNI is a not-for-profit organization founded by Charles Harder, Chairman of ELU. In the opinion of management, the services provided ELU by ACORN are comparable to those provided by others in the fulfillment services industry as well as comparable to service provided to other customers of ACORN. ELU expects to establish policies including related party transaction policies the material terms of which have not yet been determined: however, such policies are expected to include provision for the avoidance of any conflict of interest.

                            Securities Description

Common Stock

     ELU is authorized to issue up to 100,000,000 shares of common stock with no par value. 5,025,000 shares have been issued to seven record and beneficial holders as of the date of this prospectus. Each holder of common stock is entitled to one vote for each share held of record on each matter to be voted on by stockholders, except as otherwise may be provided by law.

     Subject to any preferences which may be granted to the holders of preferred stock, if ever authorized by the shareholders, which ELU could choose to issue in the future, each holder of common stock is entitled to receive ratably dividends as may be declared by the board of directors from funds legally available. No dividends have been paid to date.

     Upon liquidation or dissolution of ELU, the holders of common stock are entitled to share ratability in all the assets after payment of all creditors, subject to the rights of any preferred stock then outstanding. The common stock does not have cumulative voting rights or preemptive purchase rights.

     The shares hereby offered, when paid for, will be fully paid and non-assessable.

Preferred Stock

     ELU is not currently authorized to issue preferred stock and currently has no plans to issue shares of preferred stock.

                       Shares Available For Future Sale

     On completion of this offering and assuming all shares are sold, we will have 8,025,000 shares of common stock outstanding. The 3,000,000 shares sold in this offering will be freely tradable if a market for our stock develops by persons other than our officers, directors or other affiliated parties. All of the remaining 5,025,000 shares are "restricted securities" under Rule 144 of the Securities Act of 1933. Ordinarily, under Rule 144, a person holding restricted securities for a period of one year may, every three months, sell in ordinary brokerage transactions an amount equal to the greater of one percent of a company's then outstanding common stock or the average weekly trading volume during the four calendar weeks prior to the person's sales. Rule 144 also permits sales by a person who is not an affiliate of the company and who has
held the shares for two years without any quantity limitation.    .


     Any substantial future sales of our common stock under Rule 144 or any other applicable exemption under the Securities Act of 1933 could have a depressive effect on the market price of our stock and could impair our ability to raise additional capital through the sale of our equity securities.

                         Transfer Agent And Registrar

     ELU currently acts as its own transfer agent and registrar for its common stock.

                                 Legal Matters

     Lawrence A. Lempert has provided a legal opinion as to certain matters relating to the issuance of the shares pursuant to applicable securities laws. This prospectus has been prepared by ELU's management and its advisers.

                         INDEX TO FINANCIAL STATEMENTS

                         ENERGY LIBERTY UNLIMITED, INC.
                         (a development-stage company)



                              FINANCIAL STATEMENTS

                                      With

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

                                 March 31, 1999


Report of Independent Certified Public Accountants                                             F-2

Financial statements:

     Balance Sheet                                                                             F-3

     Statement of Operations                                                                   F-4

     Statement of Changes in Stockholders' (Deficit)                                           F-5

     Statement of Cash Flows                                                                   F-6

     Notes to Financial Statements                                                             F-7



                       FINANCIAL STATEMENTS (Unaudited)

Financial statements:

     Balance Sheet (Unaudited)                                                                 F-9

     Statement of Operations (Unaudited)                                                       F-10

     Statement of Changes in Stockholders' (Deficit) (Unaudited)                               F-11

     Statement of Cash Flows (Unaudited)                                                       F-12

     Notes to Financial Statements (Unaudited)                                                 F-13

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
Energy Liberty Unlimited, Inc.
White Springs, Florida


We have audited the accompanying balance sheet of Energy Liberty Unlimited, Inc. (a development-stage company) as of March 31, 1999 and the related statements of operations, stockholders' (deficit) and cash flows for the period from December 17, 1998 (date of inception) through March 31, 1999. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements, referred to above, present fairly, in all material respects, the financial position of Energy Liberty Unlimited, Inc. (a development-stage company) as of March 31, 1999; and the results of its operations, changes in its stockholders' (deficit) and its cash flows for the period from December 17, 1998 (date of inception) through March 31, 1999; in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has a net capital deficiency as of March 31, 1999 and has no ongoing revenue producing business operations. These factors raise substantial doubt about its ability to continue as a going concern. Management's plan in regard to these matters is also described in Note 1. The financial statements do not include any adjustments that may result from the outcome of this uncertainty.



Schumacher and Associates, Inc.
Certified Public Accountants
12,835 E. Arapahoe Road
Tower II, Suite 110
Englewood, Colorado 80112
May 6, 1999

                        ENERGY LIBERTY UNLIMITED, INC.
                         (a development-stage company)

                                 BALANCE SHEET

                                March 31, 1999

                                    ASSETS

Current Assets
     Cash                                                             $    231
     Other                                                                 500
                                                                      --------
     Total Current Assets                                                  731
Computer equipment net of accumulated
     depreciation of $129                                                1,418
Deferred offering costs                                                 12,500
Other                                                                      250
                                                                      --------
TOTAL ASSETS                                                          $ 14,899
                                                                      ========

                    LIABILITIES AND STOCKHOLDERS' (DEFICIT)

Current Liabilities
     Accounts payable and accrued expenses                            $  7,865
     Due to related party                                               33,846
                                                                      --------
     Total Current Liabilities                                          41,711
                                                                      --------

TOTAL LIABILITES                                                        41,711
                                                                      --------

Commitments and contingencies (Notes 1,2, and 4)                             -

Stockholders' (Deficit):
     Common stock, no par value,
       100,000,000 shares authorized
         7,000,000 shares issued and 5,000,000 shares outstanding          500
           (Deficit) accumulated during development-stage              (27,312)
                                                                      --------
TOTAL STOCKHOLDERS' (DEFICIT)                                          (26,812)
                                                                      --------

TOTAL LIABILITES AND STOCKHOLDERS' (DEFICIT)                          $ 14,899
                                                                      ========

The accompanying notes are an integral part of the financial statements.

                        ENERGY LIBERTY UNLIMITED, INC.
                         (a development-stage company)

                            STATEMENT OF OPERATIONS

       From December 17, 1998 (date of inception) through March 31, 1999


Revenue                                                             $        -
                                                                    ----------
Expenses
     Depreciation                                                          129
     Contract services                                                  16,066
     Salaries and payroll taxes                                          7,792
     Other                                                               3,325
                                                                    ----------
                                                                        27,312
                                                                    ----------
     Net (Loss)                                                     $ (27,312)
                                                                    ==========
     Per Share                                                      $ (   .01)
                                                                    ==========
     Weighted Average Shares Outstanding                             5,000.000
                                                                    ==========

The accompanying notes are an integral part of the financial statements.

                        ENERGY LIBERTY UNLIMITED, INC.
                         (a development-stage company)


                STATEMENT OF CHANGES IN STOCKHOLDERS' (DEFICIT)


       From December 17, 1998 (date of inception) through March 31, 1999

                      Common Stock        Common Stock          Accumulated           Total
                                                                                      -----
                       No./Shares            Amount               (Deficit)
                       ----------            ------               ---------
Balance at
December 17, 1998               -         $         -          $        -            $       -



Common stock issued
for cash, at
$.0001 per share        5,000,000                 500                   -                  500



Net loss for the
period ended
March 31, 1999                  -                   -             (27,312)             (27,312)
                        ---------         -----------          ----------             --------

Balance                 5,000,000         $       500          $  (27,312)             (26,812)
                        =========         ===========          ==========             ========

                        ENERGY LIBERTY UNLIMITED, INC.
                         (a development-stage company)


                            STATEMENT OF CASH FLOW



Cash flows from Operating Activities:

     Net (loss)                                                      $(27,312)
     Depreciation                                                         129
     Increase in accounts payable and
               other accrued expenses                                   7,865
Net Cash (Used In) Operating Activities                                  (750)
                                                                     --------
                                                                      (20,068)
                                                                     --------
Cash Flows from Investing Activities:

     Acquisition of computer equipment                                 (1,547)
                                                                     --------
     Net Cash (used in) Investing Activities                           (1,547)
                                                                     --------

Cash Flows from Financing Activities:

     Common stock issued                                                  500
     Advances from related parties                                     33,846
     Deferred offering costs incurred                                 (12,500)
                                                                     --------
Net Cash Provided by Financing Activities                              21,846
                                                                     --------

Increase in Cash                                                          231
Cash, Beginning of Period                                                   -
                                                                     --------
Cash, End of Period                                                  $    231
                                                                     --------
Interest Paid                                                        $      -
                                                                     ========
Income Taxes Paid                                                    $      -
                                                                     ========


The accompanying notes are an integral part of the financial statements.

                        ENERGY LIBERTY UNLIMITED, INC.
                         (a development-stage company)

                         NOTES TO FINANCIAL STATEMENTS
                                March 31, 1999

(1)  Summary of Accounting Policies
     ------------------------------

          A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

          (a)  Organization and Description of Business
               ----------------------------------------

                    Energy Liberty Unlimited, Inc. (Company) was incorporated under the laws of Florida on December 17, 1998.

                    The Company was formed for the purpose of marketing a book, video and construction plans for single family residences, incorporating a design and equipment which allows the facility to function without connection to the electrical power grid or utility.

                    The Company is considered to be a development-stage company since principal planned operation has not yet commenced.

                    The Company has selected March 31 as its fiscal year end.

          (b)  Per Share Information
               ---------------------

                    Per share, information is based upon the weighted average number of shares outstanding during the period.

          (c)  Use of Estimates in Preparation of Financial the Statements
               -----------------------------------------------------------

                    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

          (d)  Going Concern
               -------------

                    As of March 31, 1999, the Company has a net capital deficiency and has no ongoing revenue producing business operation. These factors raise substantial doubt about its ability to continue as a going concern. If the Company does not establish revenue producing business operations or obtain additional financing, the Company may be unable to continue as a going concern. The financial statements do not include any adjustments that may result from the outcome of this uncertainty. Management as disclosed below, is attempting to raise additional capital through a public stock offering.

          (e)  Deferred Offering Costs
               -----------------------

                    Costs related to the proposed public offering of stock, described below, are being capitalized. If the offering is successful, the costs will be charged against the proceeds of the offering. If the offering is not successful, the costs will be charged to operations.

                        ENERGY LIBERTY UNLIMITED, INC.
                         (a development-stage company)

                         NOTES TO FINANCIAL STATEMENTS
                                March 31, 1999


(1)  Summary of Accounting Policies
     ------------------------------

          (f)  Treasury Stock
               --------------

                    The Company has issued 2,000,000 shares of its stock to itself for no consideration. The Company's Board of Directors may issue these shares to employees or independent contractors at their discretion for future services that may be provided to the Company. The shares are accounted for as treasury stock and are not considered to be outstanding at March 31, 1999.

          (g)  Computer Equipment
               ------------------

                    Computer equipment is carried at cost. Depreciation is provided on a straight-line basis over the three year estimated useful life of the equipment.

(2)  Related Party Transactions
     --------------------------

          As of March 31, 1999, the Company had $33,846 payable to a related party for advances received. The balance bears interest at 1% over the prime rate, is uncollateralized, and is due in January 2000.

          The Company uses office facilities provided by a stockholder at no cost to the Company. No expense related to this use of an office has been provided in the financial statements since it was determined to be immaterial.

(3)  Income Taxes
     ------------

          As of March 31, 1999, the Company has approximately 27,000 of net operating loss carryovers expiring in year 2018; available to offset future taxable income, if any. As of March 31, 1999, the Company had deferred tax assets of approximately $5,400 related to the net operating loss carryovers. A valuation allowance has been provided for the total amount since the amounts, if any, of future revenues necessary to be able to utilize the carryovers are uncertain.

(4)  Proposed Public Offering
     ------------------------

          The Company is proposing to offer 3,000,000 shares of its common stock to the public at $17.00 per share.

                        ENERGY LIBERTY UNLIMITED, INC.
                         (a development-stage company)

                           BALANCE SHEET (Unaudited)

                                 June 30, 1999

                                    ASSETS

Current Assets
     Cash                                                          $  1,200
     Inventory                                                       12,019
                                                                   --------
     Total Current Assets                                            13,219
Computer equipment net of accumulated
     depreciation of $258                                             1,289
Deferred offering costs                                              14,178
Other                                                                   250
                                                                   --------
TOTAL ASSETS                                                       $ 28,936
                                                                   ========

                    LIABILITIES AND STOCKHOLDERS' (DEFICIT)

Current Liabilities
     Accounts payable and accrued expenses                         $ 14,875
     Due to related party                                            53,534
                                                                   --------
     Total Current Liabilities                                       68,409
                                                                   --------

TOTAL LIABILITES                                                     68,409
                                                                   --------

Stockholders' (Deficit):
     Common stock, no par value,
       100,000,000 shares authorized
         7,000,000 shares issued and 5,000,000 shares outstanding       500
                 (Deficit) accumulated during development-stage     (39,973)
                                                                   --------

TOTAL STOCKHOLDERS' (DEFICIT)                                       (39,473)
                                                                   --------

TOTAL LIABILITES AND STOCKHOLDERS' (DEFICIT)                       $ 28,936
                                                                   ========

                        ENERGY LIBERTY UNLIMITED, INC.
                         (a development-stage company)


                      STATEMENT OF OPERATIONS (Unaudited)


                       Three Months Ended June 30, 1999

Sales                                        $   7,406
Cost of Sales                                      924
                                             ---------
                                                 6,482

Expenses
     Depreciation                                  129
     Contract services                             900
     Salaries and payroll taxes                 11,924
     Other                                       6,190
                                             ---------
                                                19,143

     Net (Loss)                              $ (12,661)
                                             =========

     Per Share                               $   (.002)
                                             =========

     Weighted Average Shares Outstanding     5,000.000
                                             =========

                        ENERGY LIBERTY UNLIMITED, INC.
                         (a development-stage company)


          STATEMENT OF CHANGES IN STOCKHOLDERS' (DEFICIT) (Unaudited)


                       Three Months Ended June 30, 1999


                     Common Stock     Common Stock     Accumulated
                     No./Shares        Amount          (Deficit)        Total
                     ----------        ------          ---------        -----
Balance at
March 31, 1999       5,000,000         $    500        $ (27,312)    $ (26,812)

Net loss for the
period ended
June 30, 1999                -                -          (12,661)      (12,661)
                     ---------         --------        ---------     ---------

Balance              5,000,000         $    500        $ (39,973)      (39,973)
                     =========         ========        =========     =========

                        ENERGY LIBERTY UNLIMITED, INC.
                         (a development-stage company)


                      STATEMENT OF CASH FLOW (Unaudited)



Cash flows from Operating Activities:

     Net (loss)                                                    $(12,661)
     Depreciation                                                       129
     Increase in accounts payable and
          other accrued expenses                                      7,010
     Inventory and other                                            (11,519)
                                                                   --------
Net Cash (Used In) Operating Activities                             (17,041)
                                                                   --------

Cash Flows from Financing Activities:

     Advances from related parties                                   19,688
     Deferred offering costs incurred                                (1,678)
                                                                   --------
Net Cash Provided by Financing Activities                            18,010
                                                                   --------

Increase in Cash                                                        969
Cash, Beginning of Period                                               231
                                                                   --------
Cash, End of Period                                                $  1,200
                                                                   ========

Interest Paid                                                      $      -
                                                                   ========
Income Taxes Paid                                                  $      -
                                                                   ========

                   NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
                                 June 30, 1999


(1)  Basis of Presentation
     ---------------------

     The interim financial statements presented have been prepared by the Company without audit and, in the opinion of the management, reflect all adjustments of a normal recurring nature necessary for a fair statement of the results of operations for the three months ended June 30, 1999, the financial position at June 30,1999 and the cash flows for the three months ended June 30, 1999. Interim results are not necessarily indicative of results for a full year.

     The interim financial statements and notes are condensed and do not contain certain information included in the annual financial statements and notes of the Company. The interim financial statements and notes included herein should be read in conjunction with the year-end financial statements and notes included herein.

(2)  Revenue Recognition
     -------------------

     The Company recognizes revenue upon shipment of product.

(3)  Inventories
     ------------

     Inventory at June 30, 1999 consists of finished books.

                            SUBSCRIPTION AGREEMENT
      INVESTOR SUBSCRIPTION AGREEMENT FOR ENERGY LIBERTY UNLIMITED, INC.

Persons interested in purchasing shares of the Common Stock of Energy Liberty Unlimited, Inc. must return this completed Subscription Agreement along with their wire transfer, check or money order for their total payment, payable only to: ENERGY LIBERTY UNLIMITED, INC., P.O. Box U, White Springs, Florida 32096. If and when accepted by Energy Liberty Unlimited, Inc., (the "Company"), this Subscription Agreement shall constitute a subscription for shares of Common Stock, no par value per share, of the Company. The minimum investment is $1,700 (100 shares). An accepted copy of this Agreement will be returned to you as your receipt, and a stock certificate will be issued to you shortly thereafter.

Method of Payment: (CIRCLE ONE) Check, Money Order or Wire (fax or e-mail for instructions) payable only to: "ENERGY LIBERTY UNLIMITED, INC.".

I hereby irrevocably tender this Subscription Agreement for the purchase of _________ shares at seventeen dollars ($17.00) per share. With this subscription Agreement, I tender payment in the amount of $__________ ($17.00 per share) for the shares subscribed.

In connection with this investment in the Company, I represent and warrant as follows:
  (a) Prior to tendering payment for the shares, I received the Company's final
      Prospectus dated (         ).
  (b) I am a bona fide resident of the state of ________________________.

Please issue the shares which I am purchasing as follows:
1. INDIVIDUAL(S)--if more than one owner, please issue as follows:
- --- Tenants-in-Common (all parties must sign--each investor has an undivided interest)
- --- Joint Tenants with Right of Survivorship (all parties must sign joint ownership)
- --- Minor with adult custodian under the Uniform Gift to Minors Act in your state (the minor will have sole beneficial ownership)

_________________________________            _________________________________
INVESTOR NO. 1 (PRINT NAME ABOVE)            INVESTOR NO. 2 (PRINT NAME ABOVE)

Street (residence address)                   Street (residence address)

__________________________________           _________________________________

__________________________________           _________________________________
City        State          Zip               City        State        Zip

__________________________________           _________________________________
Home Tele.        Business Tele.             Home Tele.       Business Tele.

__________________________________           _________________________________
FAX                   e-mail                 FAX                 e-mail

__________________________________           _________________________________
Social Security Number                       Social Security Number

__________________________________           _________________________________
Signature               Date                 Signature               Date

ACCEPTED BY: ENERGY LIBERTY UNLIMITED, INC.

___________________________________________________________________
Name, Title                                          Date.

                  SUBSCRIPTION FORM FOR OTHER THAN INDIVIDUAL

Purchasers of shares of the Common Stock of Energy Liberty Unlimited, Inc. for other than individuals must complete this form for the proper entity that will hold title to the shares. Send this completed Subscription Agreement along with the proper wire transfer, check or money order for the total payment, payable only to: ENERGY LIBERTY UNLIMITED, INC., P.O. Box U, White Springs, Florida 32096. If and when accepted by Energy Liberty Unlimited, Inc., (the "Company"), this Subscription Agreement shall constitute a subscription for shares of Common Stock, no par value per share, of the Company. The minimum investment is seventeen hundred dollars ($1700.) (100 shares). An accepted copy of this Agreement will be returned to you as your receipt, and a stock certificate will be issued to you shortly thereafter.

Method of payment: (CIRCLE ONE) Check, Money Order or Wire (fax or e-mail for instructions) payable only to: "Energy Liberty Unlimited, Inc".

Entity:
[ ]  Corporation (authorized agent of corporation must sign)
[ ]  Existing Partnership (at least one partner must sign)
[ ]  Trust (all trustees must sign)

______________________________________________
Name of Entity

______________________________________________
Authorized Agent (print name above)

______________________________________________
Title of Authorized Agent

______________________________________________
Social Security or Federal Identification Number of Entity

______________________________________________
Street (business address) or address of Registered Agent

______________________________________________
City             State              Zip

______________________________________________
Business Tele. or Home Tele. of Registered Agent of Entity

______________________________________________
FAX                        e-mail

The undersigned acknowledges under the penalties of perjury that the foregoing information is true, accurate, and complete.

______________________________________________
Signature                  Date

______________________________________________
For a Trust, all Trustees must sign. Add a line for each to the Right of form.

ACCEPTED BY: ENERGY LIBERTY UNLIMITED, INC.

______________________________________________
Name, Title                Date.

--------------------------------------------------------------------------------

We have not authorized any dealer, salesperson or other person to provide any information or make any representations about Energy Liberty except the information or representations contained in this prospectus. You should not rely on any additional information or representations if made.

   This prospectus does not constitute an offer to sell, or a solicitation to buy any securities:
     - except the common stock offered by this prospectus;
     - in any jurisdiction in which the offer or solicitation is not authorized;
     - in any jurisdiction where the dealer or other salesperson is not qualified to make the offer or solicitation;
     - to any person to whom it is unlawful to make the offer or solicitation; or stock
     - to any person who is not a United States resident or who is outside the jurisdiction of the United States.

     The delivery of this prospectus or any accompanying sale does not imply that:
     - there have been no changes in the affairs of Energy Liberty after the date of this prospectus; or
     - the information contained in this prospectus is correct after the date of this prospectus.


Investment in small businesses involves a high degree of risk, and investors should not invest any funds in this offering unless they can afford to lose their entire investment. See "Risk Factors" for certain substantial risks to investors. In making an investment decision investors must rely on their own examination of the issuer and the terms of the offering, including the merits and risks involved.

ELU is a development stage company.

--------------------------------------------------------------------------------

                               3,000,000 shares



                           [LOGO OF ENERGY LIBERTY]



                                 common stock


                                ______________

                                  prospectus

                                ______________



                               October 7, 1999
                     -------------------------------------